UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2019

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas		75231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the previously announced private offering of $650 million aggregate principal amount of 7.125% senior notes due 2026 (the “Notes”) to eligible purchasers, Kosmos Energy Ltd. (the “Company”) issued such Notes under the indenture dated April 4, 2019 (the “Indenture”) among the Company, the guarantors named therein (the “Guarantors”), Wilmington Trust, National Association, as trustee, paying agent, transfer agent and registrar, and Banque Internationale à Luxembourg S.A., as Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent.

The Notes

The Notes mature on April 4, 2026. Interest accrues at 7.125% per annum from April 4, 2019 and is payable semi-annually in arrears each April 4 and October 4, commencing on October 4, 2019. The Notes are senior, unsecured obligations of the Company and rank equal in right of payment with all of its existing and future senior indebtedness (including all borrowings under the revolving credit facility) and rank effectively junior in right of payment to all of its existing and future secured indebtedness (including all borrowings under the commercial debt facility (the “Facility”)).

The Notes are guaranteed on a senior, unsecured basis by certain subsidiaries owning the Company’s U.S. Gulf of Mexico assets and on a subordinated, unsecured basis by certain of its subsidiaries that guarantee the Facility.

Redemption and Repurchase

At any time prior to April 4, 2022, and subject to certain conditions, the Company may, on one or more occasions, redeem up to 40% of the original principal amount of the Notes with an amount not to exceed the net cash proceeds of certain equity offerings at a redemption price of 107.125% of the outstanding principal amount of the Notes, together with accrued and unpaid interest and premium, if any, to, but excluding, the date of redemption. Additionally, at any time prior to April 4, 2022 the Company may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100%, plus any accrued and unpaid interest, and plus a “make-whole” premium.

On or after April 4, 2022, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Percentage
2022	103.563%
2023	101.781%
2024 and thereafter	100.000%

Upon the occurrence of a “change of control triggering event” as defined under the Indenture, the Company will be required to make an offer to repurchase Notes at a repurchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

If the Company sells assets, under certain circumstances outlined in the Indenture, it will be required to use the net proceeds to make an offer to purchase Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

Covenants

The Indenture restricts the ability of the Company and its restricted subsidiaries to, among other things: incur or guarantee additional indebtedness, create liens, pay dividends or make distributions in respect of capital stock,  purchase or redeem capital stock,  make investments or certain other restricted payments, sell assets, enter into agreements that restrict the ability of the Company’s subsidiaries to make dividends or other payments to the Company, enter into transactions with affiliates or effect certain consolidations, mergers or amalgamations. These covenants are subject to a number of important qualifications and exceptions. Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by both Standard & Poor’s Rating Services and Fitch Ratings Inc. and no default or event of default has occurred and is continuing.

The information provided in this Item 1.01 is qualified in its entirety by the terms of the Indenture and Notes. A copy of the Indenture (including the Form of Notes) is filed as Exhibit 4.1 hereto, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Other Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture dated April 4, 2019 among the Company, the guarantors named therein, Wilmington Trust, National Association, as trustee, paying agent, transfer agent and registrar, and Banque Internationale à Luxembourg S.A., as Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           April 4, 2019

KOSMOS ENERGY LTD.

By:	/s/ Jason E. Doughty
Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary